Exhibit 99.1

For Immediate Release	Contact:	John M. Cochrane
(610) 397-5298
john_cochrane@pmagroup.com

PMA Capital Reports Second Quarter 2010 Results

Blue Bell, PA, July 29, 2010 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the second quarter and first six months of 2010:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2010	2009	2010	2009
Operating income	$1,386	$4,074	$9,203	$11,890
Net realized investment gains (losses) after tax	737	(307)	1,014	180
Income from continuing operations	2,123	3,767	10,217	12,070
Loss from discontinued operations after tax	-	(1,165)	-	(1,251)
Net income	$2,123	$2,602	$10,217	$10,819

Diluted per share amounts:
Operating income	$0.05	$0.13	$0.29	$0.37
Realized gains (losses) after tax	0.02	(0.01)	0.03	0.01
Income from continuing operations	0.07	0.12	0.32	0.38
Loss from discontinued operations after tax	-	(0.04)	-	(0.04)
Net income	$0.07	$0.08	$0.32	$0.34

Vincent T. Donnelly, President and Chief Executive Officer, commented, “We had another quarter of positive earnings results despite the prolonged challenges in the marketplace.  However, our operating results in the second quarter were adversely impacted by return premium adjustments, primarily from audits, and costs incurred in connection with our pending merger, which contributed to the decline in our earnings from the prior year.  Although our 2010 insured payrolls on renewal business are up 1%, payrolls on expiring workers’ compensation policies were less than expected, resulting in audit return premiums.  Return premium adjustments reduced our operating income by $1.7 million after-tax, or five cents per diluted share, in the quarter.  Costs incurred in connection with our pending merger with Old Republic reduced operating income by $1.1 million after-tax, or three cents per diluted share.”

At The PMA Insurance Group, Mr. Donnelly noted the following operating highlights:
•	Pre-tax operating income was $7.0 million in the quarter and $21.3 million for the first six months of 2010, compared to $10.0 million and $25.2 million in the same periods last year;

•	The combined ratio was 101.7% in the quarter and 98.3% year-to-date, compared to 99.4% and 96.5% in the prior year periods;
•	Pricing on our rate-sensitive workers’ compensation business increased 1%, compared to a decline of 3% during the first six months of 2009; and
•	Direct premium production, which excludes fronting premiums and premium adjustments, increased 5% in the quarter to $107 million and increased 6% for the first six months of 2010 to $264 million.

Fee-based Business operating highlights included:
•	Total revenues increased 9% to $43 million, which represented 16% of our consolidated revenues for the first half of 2010, compared to 15% during the same period in 2009;
•	Claims service revenues grew 7% in the quarter to $18 million and 10% during the first six months of 2010 to $36 million; and
•	Pre-tax operating income was $1.2 million in the second quarter, compared to $1.5 million in the second quarter of 2009. Year-to-date pre-tax operating income was $3.5 million for both periods.

As previously announced on June 10, 2010, Old Republic International Corporation and PMA Capital Corporation entered into a merger agreement pursuant to which Old Republic will acquire all of PMA’s outstanding common stock.  The transaction is expected to close near the end of the third quarter, subject to approval by PMA’s shareholders, regulatory approvals and other customary closing conditions.

Financial Condition

Total assets were $2.4 billion as of June 30, 2010 and December 31, 2009.  At June 30, 2010, we had $23.8 million in cash and short-term investments at our holding company and non-regulated subsidiaries.

Shareholders’ equity and book value per share changed as follows:

	Three months ended		Six months ended
	June 30, 2010		June 30, 2010
(in thousands, except per share data)	Shareholders' equity	Book value per share	Shareholders' equity	Book value per share
Balance, beginning of period	$418,130	$12.96	$401,797	$12.46
Net income	2,123	0.07	10,217	0.32
Unrealized gain on securities, net of tax	8,619	0.26	16,608	0.51
Other	329	0.01	579	0.01
Balance, end of period	$429,201	$13.30	$429,201	$13.30

Segment Operating Results

Operating income, which we define as net income under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and losses and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income:

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2010	2009	2010	2009
Pre-tax operating income (loss):
The PMA Insurance Group	$6,998	$9,965	$21,265	$25,152
Fee-based Business	1,209	1,525	3,514	3,538
Corporate & Other	(6,023)	(5,167)	(10,389)	(10,167)
Pre-tax operating income	2,184	6,323	14,390	18,523
Income tax expense	798	2,249	5,187	6,633
Operating income	1,386	4,074	9,203	11,890
Net realized investment gains (losses) after tax	737	(307)	1,014	180
Income from continuing operations	2,123	3,767	10,217	12,070
Loss from discontinued operations after tax	-	(1,165)	-	(1,251)
Net income	$2,123	$2,602	$10,217	$10,819

Income from continuing operations included the following after-tax net realized investment gains (losses):

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2010	2009	2010	2009
Net realized investment gains (losses) after tax:
Sales of investments	$737	$362	$1,014	$3,390
Other than temporary impairments	-	(669)	-	(3,210)
Net realized investment gains (losses) after tax	$737	$(307)	$1,014	$180

Details of the Company’s investment portfolio at June 30, 2010 and December 31, 2009 are posted on our website at www.pmacapital.com.

The PMA Insurance Group

The PMA Insurance Group had pre-tax operating income of $7.0 million for the second quarter of 2010, compared to $10.0 million for the second quarter of 2009.  Year-to-date pre-tax operating income was $21.3 million, compared to $25.2 million for the first half of 2009.  Pre-tax operating income was reduced by $2.5 million in 2010 for the net impact of the second quarter return premium adjustments.

We define direct premium production as direct premiums written, excluding fronting premiums and premium adjustments.  The following is a reconciliation of our direct premium production to consolidated gross premiums written:

	Three months ended		Six months ended
	June 30,		June 30,
(dollar amounts in thousands)	2010	2009	2010	2009

Direct premium production	$107,038	$102,212	$264,130	$249,579
Fronting premiums	9,457	9,677	25,252	29,299
Premium adjustments	(8,105)	(2,753)	(10,124)	(7,629)
Direct premiums written	108,390	109,136	279,258	271,249
Assumed premiums and other	1,468	4,288	2,505	6,245
Gross premiums written	$109,858	$113,424	$281,763	$277,494

Direct premium production included new business of $25.0 million in the second quarter and $59.5 million for the first half of 2010, compared to $33.4 million and $71.4 million during the same periods last year.  Pricing on our rate-sensitive workers’ compensation business increased 1% during the first six months of 2010, compared to a 3% decrease during the same period a year ago.  Our renewal retention rates on existing workers’ compensation accounts increased to 79% for the second quarter and 81% for the first six months of 2010, compared to 78% and 79% for the same periods in 2009.  During the first six months of 2010, our retention rates and new business for workers’ compensation were higher for business written on a loss-sensitive basis than for business written on a rate-sensitive basis, as we continue to emphasize loss-sensitive business.

The increases in premium adjustments for both periods in 2010 primarily reflected increases in audit return premiums as payrolls on expiring workers’ compensation policies were less than expected.

Net premiums written were $75.6 million in the second quarter of 2010, compared to $80.4 million in the second quarter of 2009.  The decrease for the quarter is mainly due to the impact of return premium adjustments and, to a lesser extent, lower assumed premiums.  For the first six months of 2010, net premiums written increased to $203.9 million, compared to $198.6 million during the same period last year.  The increase in the first half of 2010 primarily reflected the increase in direct premium production for the period, partially offset by the impact of return premium adjustments and lower assumed premiums.

Net premiums earned were $100.2 million in the second quarter of 2010, compared to $107.1 million in the second quarter of 2009.  For the first six months of 2010, net premiums earned were $203.8 million, compared to $212.2 million for the first half of 2009.  The decreases for both periods primarily reflect the impact of return premium adjustments and lower assumed premiums.

The combined ratio on a GAAP basis was 101.7% for the second quarter of 2010, compared to 99.4% in the second quarter last year.  On a year-to-date basis, the combined ratio was 98.3% in 2010, compared to 96.5% for the same period in 2009.  The higher combined ratios in both periods were primarily the result of increases in the loss and LAE and operating expense ratios.

The loss and LAE ratios increased by 1.6 points in the second quarter and 0.9 points in the first six months of 2010, compared to the same prior year periods.  Pricing and payroll increases for rate-sensitive workers’ compensation business were slightly below overall estimated loss trends.  Losses and LAE in 2010 also included expenses incurred on a new claims system which was implemented in both our insurance and fee-based businesses.  We estimate our medical cost inflation to be 6.0% in the first six months of 2010 and 2009.

Operating expenses increased $718,000 in the second quarter and $921,000 in the first six months of 2010, compared to the same periods last year, primarily due to higher consulting and employee-related costs.

Net investment income was $8.8 million in the second quarter of 2010, compared to $9.5 million in the same period last year.  The decrease in the quarter was due primarily to lower yields on our investment portfolio, which were partially offset by an increase in average invested assets.  Year-to-date net investment income was $18.0 million for both 2010 and 2009.

Fee-based Business

For the second quarter of 2010, total revenues at our Fee-based Business increased to $21.2 million, up from $19.5 million for the same period last year.  For the first six months of 2010, total revenues increased to $42.7 million, compared to $39.2 million for the first half of 2009.  The increases in revenues primarily reflected claims service revenue growth of $1.3 million and $3.2 million for the second quarter and first six months of 2010.  Pre-tax operating income was $1.2 million for the second quarter of 2010, compared to $1.5 million for the same quarter last year, and was $3.5 million for the first six months in both years.  The decline in return on revenue in 2010 was primarily due to higher expenses at our agency business.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, had net expenses of $6.0 million during the second quarter of 2010, compared to $5.2 million in the second quarter of 2009.  Net expenses were $10.4 million during the first six months of 2010, compared to $10.2 million for the same period in 2009.  The increases in net expenses for both periods in 2010 were mainly due to costs incurred related to the pending merger transaction with Old Republic that were partially offset by lower stock-based compensation expense and certain 2009 intercompany transactions with our former run-off operations which were eliminated in the Corporate and Other segment.  The costs incurred during the second quarter of 2010 related to the merger were $1.6 million.

Quarterly Statistical Supplement

Our Second Quarter Statistical Supplement, which provides more detailed information about our results, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the Securities and Exchange Commission on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 with respect to the Company’s financial condition and results of operations and the plans, strategy and objectives of its management.  Forward-looking statements can generally be identified by use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “anticipate,” “should” and “believe.”  These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•	adequacy of reserves for claim liabilities, including reserves for potential environmental and asbestos claims;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•
judicial, legislative and regulatory changes that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any action with respect to our industry or business taken by state insurance departments or the federal government;

•
regulatory actions by state insurance departments affecting the operation of our business or our financial condition, including actions relating to licensing, examinations, reserving, rate changes, investments, insurance policy terms and conditions and state based assessments;

•
if the merger with Old Republic is not completed, the Company’s ability to reach a resolution with the Pennsylvania Insurance Department with respect to the Department’s examination of the Company’s insurance subsidiaries will be adversely impacted;

•	adequacy and collectibility of reinsurance that we purchase;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	the effects of emerging claims and coverage issues, including changing judicial interpretations of available coverage for certain insured losses;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•
uncertainties related to possible terrorist activities or international hostilities and whether the Terrorism Risk Insurance Program Reauthorization Act of 2007 is modified or extended beyond its December 31, 2014 termination date;

•	cyclical changes in the insurance industry;
•	the success with which our independent agents and brokers sell our products and our ability to collect payments from them;
•	our ability to effectively compete in the highly competitive property and casualty insurance industry;
•	our concentration in workers’ compensation insurance, which makes us particularly susceptible to adverse changes in that industry segment;
•	adverse economic or regulatory developments in the eastern part of the United States, particularly those affecting Pennsylvania, New York and New Jersey;
•	fluctuations in interest rates and other events that can adversely impact our investment portfolio;
•	disruptions in the financial markets that affect the value of our investment portfolio and our ability to sell our investments;
•	our ability to attract and retain qualified management personnel;
•	our ability to repay our indebtedness and meet our other contractual and financial obligations;
•	our ability to raise additional capital on financially favorable terms when required;
•	restrictions on our operations contained in any document governing future or existing indebtedness;
•	statutory requirements and rating agency expectations that limit our ability to receive dividends from our insurance subsidiaries;
•	the impact of future results on the value of recorded goodwill and other intangible assets and the recoverability of our deferred tax asset;
•	limitations on our ability to use our deferred tax assets in the event we experience an ownership change;
•	the outcome of any litigation against us;
•	provisions in our charter documents that can inhibit a change in control of our company; and
•
other risks or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission and, in particular, our Annual Report on Form 10-K for the year ended December 31, 2009.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended June 30,
(dollar amounts in thousands, except per share data)	2010	2009

Gross premiums written	$109,858	$113,424

Net premiums written	$75,401	$80,302

Revenues:
Net premiums earned	$100,031	$106,949
Claims service revenues	18,374	16,835
Commission income	2,345	2,117
Net investment income	8,734	9,561
Net realized investment gains (losses)	1,134	(472)
Other revenues	394	190
Total revenues	131,012	135,180

Expenses:
Losses and loss adjustment expenses	70,340	73,494
Acquisition expenses	17,595	19,508
Operating expenses	35,206	31,540
Dividends to policyholders	2,051	2,311
Interest expense	2,502	2,476
Total losses and expenses	127,694	129,329

Pre-tax income	3,318	5,851

Income tax expense:
Current	263	265
Deferred	932	1,819
Total income tax expense	1,195	2,084

Income from continuing operations	2,123	3,767

Loss from discontinued operations after tax	-	(1,165)

Net income	$2,123	$2,602

Income (loss) per share:

Basic:
Continuing Operations	$0.07	$0.12
Discontinued Operations	-	(0.04)
	$0.07	$0.08

Diluted:
Continuing Operations	$0.07	$0.12
Discontinued Operations	-	(0.04)
	$0.07	$0.08

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30,
(dollar amounts in thousands, except per share data)	2010	2009

Gross premiums written	$281,763	$277,494

Net premiums written	$203,646	$198,280

Revenues:
Net premiums earned	$203,527	$211,879
Claims service revenues	36,257	32,519
Commission income	5,437	5,580
Net investment income	17,854	18,018
Net realized investment gains	1,560	277
Other revenues	786	366
Total revenues	265,421	268,639

Expenses:
Losses and loss adjustment expenses	145,410	149,269
Acquisition expenses	35,642	36,706
Operating expenses	60,838	55,925
Dividends to policyholders	2,575	2,957
Interest expense	5,006	4,982
Total losses and expenses	249,471	249,839

Pre-tax income	15,950	18,800

Income tax expense:
Current	517	509
Deferred	5,216	6,221
Total income tax expense	5,733	6,730

Income from continuing operations	10,217	12,070

Loss from discontinued operations after tax	-	(1,251)

Net income	$10,217	$10,819

Income (loss) per share:

Basic:
Continuing Operations	$0.32	$0.38
Discontinued Operations	-	(0.04)
	$0.32	$0.34

Diluted:
Continuing Operations	$0.32	$0.38
Discontinued Operations	-	(0.04)
	$0.32	$0.34

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
(dollar amounts in thousands, except per share data)	2010	2009
Assets:
Investments:
Fixed maturities available for sale	$778,747	$791,355
Short-term investments	25,854	41,072
Other investments	33,701	30,226
Total investments	838,302	862,653

Cash	15,933	11,059
Accrued investment income	6,852	7,352
Premiums receivable	251,566	238,650
Reinsurance receivables	854,522	827,458
Prepaid reinsurance premiums	36,351	35,788
Deferred income taxes, net	125,381	139,782
Deferred acquisition costs	40,677	39,124
Funds held by reinsureds	64,299	58,935
Intangible assets	29,349	29,757
Other assets	108,776	112,181
Total assets	$2,372,008	$2,362,739

Liabilities:
Unpaid losses and loss adjustment expenses	$1,267,408	$1,269,685
Unearned premiums	241,441	240,759
Debt	132,445	143,380
Accounts payable, accrued expenses
and other liabilities	243,759	249,787
Reinsurance funds held and balances payable	51,905	51,331
Dividends to policyholders	5,849	6,000
Total liabilities	1,942,807	1,960,942

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	111,759	111,841
Retained earnings	165,614	155,747
Accumulated other comprehensive income (loss)	3,001	(14,060)
Treasury stock, at cost	(22,263)	(22,821)
Total shareholders' equity	429,201	401,797
Total liabilities and shareholders' equity	$2,372,008	$2,362,739

Shareholders' equity per share	$13.30	$12.46